Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-164025) and related Prospectus, and the Registration Statements on Forms S-8 (Nos. 333-128647, 333-132679, 333-138758, 333-145404, 333-150834 and 333-160528) pertaining to the 1998 Stock Plan, 2001 Stock Plan, 2005 Equity Incentive Award Plan, Amended and Restated 2006 Employment Commencement Incentive Plan and Employee Stock Purchase Plan of Sunesis Pharmaceuticals, Inc., of our report dated March 31, 2010, with respect to the financial statements of Sunesis Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Palo Alto, California

March 31, 2010